Exhibit 11 - Computation of earnings per share


Earnings per common share were computed as follows:



                                                        Thirteen Weeks Ended         Thirty-Nine Weeks Ended
                                                    ---------------------------     ---------------------------
In thousands, except share and per share amounts     November 2,    November 1,      November 2,     November 1,
                                                       1996             1997             1996            1997
                                                    ------------   ------------     ------------    ------------
Net income (loss) ............................      $    (2,637)   $    (3,250)     $    (8,604)    $    (8,854)
                                                    ============   ============     ============    ============
Weighted average shares:
   Weighted average shares - Common...........        7,419,950      7,720,663        7,416,353       7,521,391
   Common stock equivalent pursuant  to
         APB 15 (1)...........................           61,425         85,951           64,829          79,646
                                                    ------------   ------------     ------------    ------------
Total weighted average shares.................        7,481,375      7,806,614        7,481,182       7,601,036
                                                    ============   ============     ============    ============
Net income (loss) per share applicable to
     common shares............................      $     (0.35)   $     (0.42)     $     (1.15)    $     (1.16)
                                                    ============   ============     ============    ============


_______________________
(1) In accordance with APB 15, the common stock equivalents were calculated by applying the treasury stock method, and limiting the number of shares of Common Stock obtainable upon exercise of outstanding options and warrants in the aggregate to 20% of the number of shares outstanding at the end of the period for which the computation is being made.